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                                                                      EXHIBIT 11


                     TWEETER HOME ENTERTAINMENT GROUP, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)



                                 YEAR ENDED           YEAR ENDED            YEAR ENDED       SIX MONTHS ENDED      SIX MONTHS ENDED
                             SEPTEMBER 30, 1995   SEPTEMBER 30, 1996    SEPTEMBER 30, 1997    MARCH 31, 1997        MARCH 31, 1998
                              BASIC    DILUTED     BASIC    DILUTED      BASIC    DILUTED     BASIC    DILUTED      BASIC    DILUTED

SHARES
Weighted Average Shares of
  Common Stock                2,755     2,755      1,324     1,324       1,056     1,056      1,056     1,056       1,056     1,056
Add:
  Nominal Issuances of
    Warrants                    616       616        616       616         616       616        616       616         616       616
  Common Stock Equivalents
    in the form of Stock
    Options and Warrants          -         -          -        43           -         - (1)      -        42           -       377
  Preferred Stock                 -         -          -         - (2)       -         - (2)      -         - (2)       -     2,567
                              -----     -----     ------    ------      ------    ------      -----     -----      ------     -----
Weighted Average Common
  Stock and Common
  Stock Equivalents           3,371     3,371      1,940     1,983       1,672     1,672      1,672     1,714       1,672     4,616
                              =====     =====     ======    ======      ======    ======      =====     =====      ======     =====

EARNINGS
Earnings per Consolidated
  Statements of Income       $1,783    $1,783     $1,789    $1,789     $   146   $   146     $1,303    $1,303     $ 4,313    $4,313
Less:
  Accretion of Preferred
    Stock                         -         -     (1,036)   (1,036)(2)  (2,157)   (2,157)(2)   (901)     (901)(2)  (1,584)   (1,584)
                              -----     -----     ------    ------      ------    ------      -----     -----      ------    ------

Earnings (Loss) Available
  to Common Shareholders      1,783     1,783        753       753      (2,011)   (2,011)       402       402       2,729     2,729

Add:
  Dilutive effect of
    Prefered Stock
    Dividends                     -         -          -         -           -         -          -         -           -     1,584
                              -----     -----     ------    ------      ------    ------      -----     -----      ------     -----

 Total                        1,783     1,783        753       753      (2,011)   (2,011)       402       402       2,729     4,313
                              -----     -----     ------    ------      ------    ------      -----     -----      ------     -----


Earnings (Loss) per Share     $0.53     $0.53     $ 0.39    $ 0.38      $(1.20)   $(1.20)     $0.24     $0.23      $ 1.63     $0.93
                              =====     =====     ======    ======      ======    ======      =====     =====      ======     =====

(1) Since the Company has a loss from operations available to common shareholders, inclusion of common stock equivalents would be antidilutive. Accordingly, such common stock equivalents are excluded from this computation.

(2) Conversion of preferred stock has an antidilutive impact on earnings per share. Accordingly, such conversion is excluded from this computation.